Exhibit 99.1

Company Contact:
Mr. Fernando Liu
Chief Financial Officer
Cleantech Solutions International, Inc.
Tel: +86-137-6134-7367
Email: fol@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

Investor Relations Contact:
Ms. Elaine Ketchmere
CCG Investor Relations
Tel: +1-310-954-1345
Email: elaine.ketchmere@ccgir.com
Web: www.ccgirasia.com

Cleantech Solutions International Reports
Second Quarter 2011 Results

Wuxi, Jiangsu Province, China – August 15, 2011 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in the wind power, solar and other clean technology industries, today announced its financial results for the three months ended June 30, 2011.

 “As anticipated, we faced a difficult pricing environment in our primary wind power market, resulting in margin pressure and lower sales volume. In addition, many of our dyeing equipment customers delayed capital expenditures in light of the new PRC government’s environmental policies and tightening monetary conditions.  However, we did foresee weakness in these areas in 2011 and actively focused our efforts in leveraging our technological expertise to cater to other clean energy industries,” commented Mr. Jianhua Wu, Chairman and Chief Executive Officer of China Wind Systems.

“During the second quarter, we received two purchase orders to deliver 40 solar chamber subassemblies, following approval of our sample products. We also received a sample order from our international customer to supply equipment used in the manufacture of monocrystalline silicon wafers. We are encouraged by our progress in the solar energy industry and are working in close collaboration with our customers to deliver high-quality products in a timely manner,” Mr. Wu concluded.

Second Quarter 2011 Results

Revenue for the second quarter of 2011 declined 33.6% to $12.6 million, compared to $19.0 million for the same period of 2010. The decline in revenue was mainly attributable to a slowdown in sales of the Company’s forged rolled rings and related products and dyeing and finishing equipment. The Company’s decision to focus sales efforts on the wind power industry led to a decline in forging revenues from other industries. In addition, the dyeing and finishing equipment segment experienced a decline in sales largely due to the business cycle and customer delays in purchasing new equipment designed to meet the PRC government's mandatory environmental protection policies, due to monetary tightening policies implemented by the Chinese government.

Revenue from the sale of forged rolled rings to the wind power industry and other industries decreased 36.7% to $8.7 million, or 69.0% of revenue, compared to $13.8 million, or 72.5% of net revenue, in the same period last year.

Revenue from the sale of forged rolled rings exclusively to the wind power industry fell 32.0% to $6.2 million, representing 49.5% of revenue, compared to $9.2 million, or 48.4% of revenues in the comparable period last year.

Revenue from the sale of forged rolled rings to other industries decreased 46.2% to $2.5 million, or 19.5% of revenue, compared with $4.6 million for the comparable period of the prior year.

Revenue from the Company’s dyeing and finishing equipment segment decreased 25.3% to $3.9 million, or 30.9% of net revenues, compared to $5.2 million, or 27.5% of revenue, for the second quarter of 2010.

Gross profit for the second quarter of 2011 decreased 38.7% to $3.1 million, compared to $5.0 million for the same period in 2010. Gross margin slightly decreased to 24.2% during the second quarter of 2011 compared to 26.2% for the same period a year ago. The decline in gross margin was largely due to an increase in the cost of raw materials and an increase in labor costs compared to the year ago period, which could not be fully passed on to  the Company’s customers.

Operating expenses increased 40.7% to $1.4 million, compared to $1.0 million in the comparable period last year. Such increase was primarily due to increase in the Company’s depreciable production equipment, primarily relating to the forged rolled rings and other related products segment. The Company’s selling, general and administrative expenses increased approximately 15% compared to the year ago period due to increase in SOX 404 compliance fees and bad debt expenses, which were partly offset by lower payroll and travel expenses.

Operating income decreased 58.0% to $1.7 million, compared to $4.0 million for the same period of 2010. Operating margin was 13.3% compared to 21.1% in the second quarter last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measurement, was $3.1 million, compared to $4.7 million in the same quarter last year.

Net income decreased 61.3% to $1.2 million, compared to $3.0 million in the comparable period last year. Basic earnings per share in 2011 and 2010 were $0.06 and $0.17, respectively. Basic earnings per share were calculated using basic weighted average shares of 19,196,600 and 17,574,225 for the three months ended June 30, 2011 and 2010, respectively.  Diluted earnings per share were $0.05, compared to $0.12 in the same period of 2010. Diluted earnings per share were calculated using diluted weighted average shares of 25,097,570 and 25,210,214 for the three months ended June 30, 2011 and June 30, 2010, respectively.

Results for Six Months

For the six months ended June 30, 2011, revenues decreased 15.8% to $30.2 million from $35.8 million in 2010. Gross profit decreased 19.1% to $7.6 million, compared to $9.4 million last year.  Gross margin for the six months ended June 30, 2011 was 25.2%, compared to 26.2% in 2010.  Gross margin for the forged rolled rings segment was 26.7% compared to 28.5% in 2010. For the dyeing and finishing equipment segment, gross margin was 21.1% compared to 20.5% in 2010. Operating income decreased 23.3% to $5.3 million from $6.9 million in 2010. EBITDA was $7.9 million, compared to $8.2 million in the same period last year.  Net income was $3.8 million, a 22.8% decrease from $5.0 million last year. Basic earnings per share for six months ended June 30, 2011 and 2010 were $0.20 and $0.29, respectively. Diluted earnings per share were $0.15 and $0.20, respectively.

Financial Condition

As of June 30, 2011, Cleantech Solutions held cash and cash equivalents of $1.6 million, up from $0.9 million at December 31, 2010.  Accounts receivable were $6.8 million and total current assets of $17.2 million. The Company had $2.5 million in short-term loans payable, no long-term debt and stockholders’ equity stood at $68.7 million. In the six months ended June 30, 2011, the Company generated $4.5 million in cash flow from operations.

The Company’s planned capital expenditures for the next twelve months mainly relate to purchase of machinery for the manufacture of products for the solar industry and additional investment for its forged rolled rings and dying equipment segment.  The Company plans to finance these expenditures with cash flow from operations.

Business Outlook

Given the challenging conditions in China's wind energy sector, Cleantech Solutions is actively seeking to diversify its product offering to serve additional clean technology application areas with attractive prospects.

The Company’s management team is targeting international markets to take advantage of clean energy policies in North America and Europe.  The pipeline of order flow from North American customers is strong and the Company expects to see its revenue from sales to the solar industry grow rapidly over the coming quarters. In the longer term, the Company intends to expand its expertise to include other promising clean technology areas such as producing Sapphire Growth Systems for the rapidly growing and government supported LED lighting industry.

Mr. Wu concluded, “We continue to expect some softness in the wind and dyeing equipment segments in the second half of 2011.  We hope to see some relaxation in Chinese monetary policy which could spur capital investment by our wind power and textile customers by year end.  Meanwhile, we are focusing on competitively pricing our wind power products to sustain market share while continuing to develop our solar business. Over the next few quarters, we expect our revenue from the solar industry to exhibit robust growth. We are encouraged by the positive feedback on sample products from our customers and currently enjoy a pipeline of strong order flow.”

Conference Call

Cleantech Solutions will conduct a conference call at 8:00 a.m. Eastern Time on Monday, August 15, 2011 to discuss results for the second quarter of fiscal 2011

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 395-5819. International callers should dial (706) 643-6986. When prompted, please enter conference passcode: 88552376.

If you are unable to participate in the conference call at this time, a replay will be available for 14 days starting on August 15, 2011 at 11:00 a.m. ET. To access the replay, dial (855) 859-2056. International callers dial (404) 537-3406, and enter passcode: 88552376.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers, primarily in the wind power sector. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is
www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2010 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended June 30, 2011. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

- Financial Tables Follow-

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,624,570	$947,177
Restricted cash	154,703	-
Notes receivable	192,655	50,593
Accounts receivable, net of allowance for doubtful accounts	6,768,512	8,207,797
Inventories, net of reserve for obsolete inventory	4,163,082	3,371,128
Advances to suppliers	1,972,876	333,923
Prepaid VAT on purchases	2,060,594	2,759,763
Prepaid expenses and other	241,519	36,338

Total Current Assets	17,178,511	15,706,719

PROPERTY AND EQUIPMENT – net	58,316,962	54,742,993

OTHER ASSETS:
Land use rights, net	3,807,570	3,767,159

Total Assets	$79,303,043	$74,216,871

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$2,320,545	$1,814,937
Bank acceptance notes payable	154,703	-
Accounts payable	4,958,936	7,660,768
Accrued expenses	980,089	526,006
VAT and service taxes payable	-	81,614
Advances from customers	1,395,444	236,004
Income taxes payable	748,471	1,331,713

Total Current Liabilities	10,558,188	11,651,042

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value (60,000,000 shares authorized, all of which were designated as series A convertible preferred, 15,975,983 and 16,205,268 shares issued and outstanding
at June 30, 2011 and December 31, 2010, respectively)	15,976	16,205
Common stock ($0.001 par value; 150,000,000 shares authorized;
19,284,516 and 18,751,128 shares issued and outstanding
at June 30, 2011 and December 31, 2010, respectively)	19,284	18,751
Additional paid-in capital	27,431,873	26,579,053
Retained earnings	32,802,710	29,264,152
Statutory reserve	1,954,758	1,658,197
Accumulated other comprehensive gain - foreign currency translation adjustment	6,520,254	5,029,471

Total Stockholders' Equity	68,744,855	62,565,829

Total Liabilities and Stockholders' Equity	$79,303,043	$74,216,871

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$12,608,181	$18,977,274	$30,174,561	$35,817,956

COST OF REVENUES	9,557,236	14,000,017	22,571,010	26,424,004

GROSS PROFIT	3,050,945	4,977,257	7,603,551	9,393,952

OPERATING EXPENSES:
Depreciation	340,208	78,060	420,795	161,015
Selling, general and administrative	1,028,695	894,805	1,860,496	2,296,181

Total Operating Expenses	1,368,903	972,865	2,281,291	2,457,196

INCOME FROM OPERATIONS	1,682,042	4,004,392	5,322,260	6,936,756

OTHER INCOME (EXPENSE):
Interest income	118	1,478	830	2,722
Interest expense	(32,826)	(18,494)	(62,528)	(93,413)
Foreign currency loss	(1,884)	(5,042)	(3,341)	(6,901)
Grant income	-	49,146	-	49,146
Other income	68,463	-	77,113	-

Total Other Income (Expense)	33,871	27,088	12,074	(48,446)

INCOME BEFORE INCOME TAXES	1,715,913	4,031,480	5,334,334	6,888,310

INCOME TAXES	545,954	1,007,823	1,499,215	1,918,116

NET INCOME	$1,169,959	$3,023,657	$3,835,119	$4,970,194

COMPREHENSIVE INCOME:
NET INCOME	$1,169,959	$3,023,657	$3,835,119	$4,970,194

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,084,955	208,813	1,490,783	216,083

COMPREHENSIVE INCOME	$2,254,914	$3,232,470	$5,325,902	$5,186,277

NET INCOME PER COMMON SHARE:
Basic	$0.06	$0.17	$0.20	$0.29
Diluted	$0.05	$0.12	$0.15	$0.20

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	19,196,600	17,574,225	19,062,028	17,414,400
Diluted	25,097,570	25,210,214	25,377,608	25,193,517

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2011	2010
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,835,119	$4,970,194
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	2,503,759	1,200,642
Amortization of debt discount to interest expense	-	44,993
Amortization of land use rights	45,138	43,245
Increase in allowance for doubtful accounts	166,640	223,333
Stock-based compensation expense	214,807	345,386
Changes in assets and liabilities:
Restricted cash	(152,714)	-
Notes receivable	(139,095)	137,942
Accounts receivable	1,439,402	(800,348)
Inventories	(705,682)	(1,221,872)
Prepaid value-added taxes on purchases	752,472	(330,132)
Prepaid and other current assets	(91,109)	147,299
Advances to suppliers	(1,610,347)	73,262
Bank acceptance notes payable	152,714	-
Accounts payable	(2,838,972)	1,646,567
Accrued expenses	438,205	(203,916)
VAT and service taxes payable	(82,407)	55,425
Income taxes payable	(605,803)	30,102
Advances from customers	1,139,208	177,212

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,461,335	6,539,334

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,796,171)	(7,980,484)

NET CASH USED IN INVESTING ACTIVITIES	(4,796,171)	(7,980,484)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loans	1,832,570	-
Repayment of bank loans	(1,374,428)	(1,061,556)
Proceeds from sale of common stock	125,000	-
Proceeds from exercise of warrants	400,000	1,600,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	983,142	538,444

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	29,087	5,024

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	677,393	(897,682)

CASH AND CASH EQUIVALENTS - beginning of year	947,177	2,278,638

CASH AND CASH EQUIVALENTS - end of period	$1,624,570	$1,380,956

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$62,528	$50,563
Income taxes	$2,105,018	$1,888,014

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Series A preferred converted to common shares	$936	$1,910
Common stock issued for future service	$113,317	$424

Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

	For the Three Months Ended June 30,
	2011	2010	2011	2010

Net Income	1,169,959	3,023,657	3,835,119	4,970,194
Income Tax	545,954	1,007,823	1,499,215	1,918,116
Interest expense, net	(32,708)	(17,016)	(61,698)	(90,691)
Depreciation and Amortization	1,349,467	637,623	2,548,897	1,243,887
EBITDA	3,098,088	4,686,119	7,944,929	8,222,888

###